To be argued by:
ROBERT C. WEISZ
15 minutes requested

Court of Claims, Claim No. 112279

Supreme Court of the State of New York
Appellate Division — Second Department

GYRODYNE COMPANY OF AMERICA, INC.,
Claimant-Respondent,

-against-	Docket No.
2010-08950

STATE OF NEW YORK,
Defendant-Appellant.

REPLY BRIEF FOR APPELLANT

ERIC T. SCHNEIDERMAN
Attorney General of the
State of New York
BENJAMIN GUTMAN	Attorney for Appellant
Deputy Solicitor General	120 Broadway, 25th Floor
ROBERT C. WEISZ	New York, New York 10271
Assistant Solicitor General of Counsel	(212) 416-6325

Dated: April 22, 2011

TABLE OF CONTENTS

Page

TABLE OF AUTHORITIES		ii

PRELIMINARY STATEMENT		1

ARGUMENT		2

POINT I	THE STATE RAISED BELOW THE
	DEFECTS IN GYRODYNE'S CLAIM FOR
	ADDITIONAL FUNDS	2

POINT II	GYRODYNE'S VALUATION AND HIGHEST-
	AND-BEST-USE ANALYSIS CANNOT
	WITHSTAND SCRUTINY	9

A.	This Court Can and Should Review the
	Record for Itself.	9

B.	The Record Does Not Support the Judgment
	Rendered Below.	15

CONCLUSION		26

i

 TABLE OF AUTHORITIES
Cases Abellard v. N. Y. City Health & Hosps. Corp.,	Page
264 A.D.2d 460 (2d Dep't 1999)	19
Bell v. Vill. of Poland, 281 A.D.2d 878 (4th Dep't 2001)	17, 19
Caruso v. Russell P. LeFrois Builders, Inc., 217 A.D.2d 256 (4th Dep't 1995)	19
Chase Manhattan Bank, N.A. v. State, 103 A.D.2d 211 (2d Dep't 1984)	15, 17
Chester Indus. Park Assocs. v. State,
65 A.D.3d 513 (2d Dep't 2009)	24-25
City of Buffalo v. Migliore,
34 A.D.2d 334 (1970)	20-21

Diaz v. N. Y. Downtown Hosp.,
99 N.Y.2d 542 (2002)	16, 22
Heyert v. Orange & Rockland Utils., Inc., 17 N.Y.2d 352 (1966)	14-15, 17
IIT Realty Corp. v. State, 120 A.D.2d 706 (2d Dep't 1986)	15, 17
In re City of N. Y. (Jomar Real Estate Corp.),
94 A.D.2d 724 (2d Dep't 1983) aff'd, 61 N.Y.2d 843 (1984)	10

TABLE OF AUTHORITIES (Cont'd)

Cases

In re Iroquois Gas Transmission Sys. L.P.,
227 A.D.2d 713 (3d Dep't 1996)

In re Shorefront High Sch., City of N.Y, Borough of Brooklyn,
25 N.Y.2d 146 (1969)

In re Town of Islip,
49 N.Y.2d 354 (1980)

J. W. Mays Inc. v. State,
300 A.D.2d 545 (2d Dep't 2002)

Maloney v. State,
48 A.D.2d 755 (3d Dep't 1975)

McCree v. Sam Trans Corp.,
2011 N.Y. Slip Op. 02125 (1st Dep't Mar. 24, 2011)

McGowan v. State,
79 A.D.3d 984 (2d Dep't 2010)

N. Westchester Prof'l Park Assocs. v. Town of Bedford,
60 N.Y.2d 492 (1983)

Raichle v. State,
   57 A.D.2d 1071 (4th Dep't 1977)

Ridgeway Associates v. State,
   32 A.D.2d 851 (3d Dep't 1969)

  Valley Stream Lawns, Inc. v. State,
       9 A.D.2d 149 (3d Dep't 1959)
Page 25 23 23 22 22 16, 22 9-10 10 17, 19 11 21

TABLE OF AUTHORITIES (Cont'd)

Cases

Yaphank Dev. Co. v. County of Suffolk,
203 A.D.2d 280 (2d Dep't 1994)

Other Authorities

Federal Reserve, Interest rate data,
  http://www.federalreserve.gov/releases/h15/data/
  Business_day/H1 5_TCMNOM_Y10.txt;

Federal Reserve, Interest rate data,
http://www.federalreserve.gov/releases/h15/data/
Business_day/H15_TCMNOM_Y20.txt

Page 10-11 20 20

PRELIMINARY STATEMENT

Stripped of its rhetoric, Gyrodyne's brief amounts to little more than two contradictory arguments: (1) that the State is litigating an entirely new case on appeal; and (2) that because the Court of Claims has already rejected the same contentions that the State advances on appeal, this Court must reach the same result. Neither proposition is correct. The defects in Gyrodyne's valuation of the Property noted in the State's opening brief were discussed at trial. And Gyrodyne overlooks both that it bore the burden of proving its valuation and that this Court may review the factual record developed below. Gyrodyne's valuation of the Property was so deeply flawed, and so lacking in evidentiary support, that it must be rejected. Gyrodyne's brief fails to counter the problems noted by the State with citation to evidence sufficient to carry its burden of proving an entitlement to an additional $100 million in taxpayer funds. Accordingly, this Court should exercise its power to review the record and reverse.

ARGUMENT
POINT I

THE STATE RAISED BELOW THE DEFECTS IN
GYRODYNE'S CLAIM FOR ADDITIONAL FUNDS

Gyrodyne is simply wrong in arguing that the State is presenting on appeal a new theory of the case. Rather, the State raised in the Court of Claims the deficiencies in Gyrodyne's evidence and methodology that the State reiterates on appeal. From its opening statement at trial, the State expressed its disagreement with Gyrodyne's claim that it could likely have developed over 1500 residential units on the Property and obtained the financial return it posited (A. 79).

The testimony at trial illustrated many of the deficiencies in Gyrodyne's view that it could likely have developed every last acre of the Property at a density of three to six residential units per acre. For example, the State cross-examined Gyrodyne's planner about the fact that he cherry-picked precedents that would help him reach his desired result, rather than objectively analyzing how Brookhaven and Smithtown had handled all recent land use and zoning applications (A. 178-185). The testimony included the following:

Q. All right.. And to know whether any of these cited instances of -- well, first of all, these were not all of the zoning applications that were submitted to the Town of Brookhaven, correct?

A. No, certainly not.

Q. These are ones that you selected? A. Yes.

(A. 178), and also this:

Q. Your consideration of what went on in Smithtown is limited to two approvals?

A. That's correct.

(A. 185).

Trial testimony also demonstrated the inconsistencies in, and inaccuracies of, the planner's density claims. For example, Gyrodyne's planner admitted at trial that one of his precedents was 200 acres, rather than the 117 acres he claimed when formulating his opinion about density (compare A. 111-112 with A. 931). Consequently, the total density for this precedent was 3.1 units per acre, not the 5.2 units per acre that Gyrodyne claimed. See Appellant's Br. at 33-34. The fact that this misstatement was admitted on direct examination rather than on cross (see Gyrodyne Br. at 41) is irrelevant; either way, there was testimony demonstrating that the witness's density claims were substantially inaccurate.

There was also testimony on the need to adjust comparable sales to reflect the time needed to obtain approvals and to make necessary infrastructure improvements. For example, Gyrodyne's appraiser testified on direct about "an adjustment [he was] making for the fact that it's going to take some time and effort, among other things, to get the approvals" (A. 421), about adjustments made because "it's expensive and time consuming" to construct sewers (A. 423), about adjustments "for the cost and time of obtaining that zoning" (A. 430), and about "5 percent [to] cover the time and expense of getting it re-zoned" (A. 431). The State questioned Gyrodyne's appraiser about how long it would take to obtain environmental approvals (A. 467, 469), about how many years it would take to obtain site plan approval (A. 489), and about how long it would take to obtain rezoning (A. 491-492). Whether or not anyone ever used the precise phrase "time value of money" (see Gyrodyne Br. at 32-33), the effect of time delays on the value of the Property was clearly raised at trial.

Moreover, the trial exhibits also demonstrated the problems with Gyrodyne's valuation. For example, a close reading of the expert report written by Gyrodyne's planner shows that even his carefully selected precedents do not support his opinion that there was a reasonable probability of developing the entire 308-acre Property with three to six residential units per acre. See Appellant's Br. at 34-35. Gyrodyne attacks the State for citing to the trial exhibits (Gyrodyne Br. at 28), but, not surprisingly, cites no authority for its novel contention that documents accepted into evidence at trial should be disregarded on appeal.

This contention is particularly inappropriate here because the testimony failed to fill the gaps in Gyrodyne's expert reports. For example, the State has pointed out that Gyrodyne's appraisal does not explain why there is only a 5% to 10% adjustment for obtaining all necessary government approvals, even though that process might take as much as seven years. See Appellant's Br. at 15-22. The trial testimony shed little additional light on the matter. When cross-examined about the lack of explanation for the 5% to 10% figures in his report, Gyrodyne's appraiser simply declared himself right:

Q. And where do we find in your report any discussion of how long that would take?

A. There isn't.

Q. Where would we find in your report any discussion of the likely costs that would be involved in that?

A. I think it's built into the 5-percent adjustment on the low side at 12,030 [sic] units. It's almost an $8 million adjustment.

Q. Well, the discussion would let us know whether the amount of your adjustment is reasonable high or low, correct?

A. I think reasonable, as I recall, your own expert indic[a]ted it might be a million dollars or so for some of the things that were going on there. I'm looking at it and saying on the low side with 12,030 [sic] units you're looking at a war chest of $8 million to get the zoning. Now that would account for those issues that we've spoken about. I think it's sufficient.

Q. And no discussion of the length of time.

A. No, sir.

(A. 492-493; see also A. 504-505 (reiterating figure and declaring that "it seems like more than a reasonable number" without explaining why).) Neither the conclusory labels employed by Gyrodyne's appraiser, nor his vague reference to the State's estimate of "some" of the approval costs, is enough to explain how Gyrodyne's appraiser selected his adjustment figures.

The Court of Claims did not permit closing statements (A. 914), but the lack of evidence supporting Gyrodyne's conclusions was discussed in the State's post-trial memorandum. For example, the State contended that:

Planners and appraisers, as all experts, must base their opinions on facts in evidence before the court. The soundness of Gulizio's and Taylor's opinion[s] that the highest and best use of this property was its development as a 924 to 1,848 unit residential development is tested by the same logic and common sense against which any assertion is measured. Their surmise and speculation is entitled to no consideration and can be given no weight in the court's consideration of the evidence.

(Mem. of Law & Fact at 36; see also id. at 38 ("The report and opinion of Mr. Gulizio lacks the factual evidence needed to support it. Without such evidence it is mere speculation and 'mere speculation is insufficient.").)

The State also raised specific issues that it reiterates on appeal. The State pointed out, for example, that Gyrodyne's planner relied upon "a selective illustration" of approvals, rather than a meaningful study of recent land use decisions. (Mem. of Fact & Law at 38.) In addition, the State discussed Gyrodyne's failure to adequately account for time delays and infrastructure improvement costs: "Also, Mr. Gulizio neither attempts to project the length of time, nor analyze the expenses for the design, planning, municipal review process, site preparation and construction work needed to advance the proposed residential development scheme from imagination to approval and imm[i]nent actuality." (Mem. of Law & Fact at 19.) The State likewise contended to the Court of Claims that:

[a]s to the quality of proof needed to establish a particular prospective use as the highest and best use of vacant lands it "is likely that the expert would consider the availability of financing, costs of construction, taxes, possible profits and the like in arriving at his conclusion concerning the highest and best use of the land, and its probable market price." Claimant['s] evidence falls far short of the standard.

(Mem. of Law & Fact at 35-36.)

Thus, far from raising new issues on appeal, or even trying to reframe the issues on appeal, the State is simply drawing the Court's attention to issues that it raised below but which the trial court did not address. That the discussion of those issues is in greater depth, or employs new diction, on appeal is neither remarkable nor relevant to this Court's analysis of the issues.

POINT II

GYRODYNE'S VALUATION AND HIGHEST-AND
BEST-USE ANALYSIS CANNOT WITHSTAND
SCRUTINY

The judgment below should be vacated because, even assuming there were deficiencies in the State's valuation of the Property, a review of the record demonstrates that there were fatal deficiencies in Gyrodyne's valuation, as well.

A. This Court Can and Should Review the Record for Itself. This Court is not bound by the trial court's acceptance of Gyrodyne's valuation. Rather,

[i]n reviewing a determination made after a nonjury trial, the power of this Court is as broad as that of the trial court, and this Court may render the judgment it finds "warranted by the facts," bearing in mind that in a close case, the trial judge had the advantage of seeing the witnesses.

McGowan v. State, 79 A.D.3d 984, 986 (2d Dep't 2010); see also N. Westchester Prof'l Park Assocs. v. Town of Bedford, 60 N.Y.2d 492 (1983) (affirming Appellate Division's modification of trial court judgment in confiscatory zoning action); In re City of N. Y (Jomar Real Estate Corp.), 94 A.D.2d 724 (2d Dep't 1983) (reversing trial court's finding of highest and best use as "against the weight of the evidence"), aff'd, 61 N.Y.2d 843 (1984).

The Court's exercise of its power to review the factual record is particularly appropriate here because the Court of Claims abdicated its responsibility to scrutinize the record and ensure that compensation was just to both the landowner and the public. Although Gyrodyne quibbles with the State's quotations from certain cases (Gyrodyne Br. at 18-19), it does not seriously dispute that, as this Court has held, "[a] condemnation proceeding is not a private litigation. There is a constitutional mandate upon the court to give just and fair compensation for any property taken. This means just to the claimant and just to the people who are required to pay for it." Yaphank Dev. Co. v. County of Suffolk, 203 A.D.2d 280, 282 (2d Dep't 1994) (quotation marks omitted and emphasis added).

That constitutional obligation is entirely consistent with the cases holding that, where there is no range of valuation for the highest and best use determined by the court, the court should accept the sole remaining valuation or explain its deviation therefrom. Indeed, this is clear from the very case quoted by the court below, Ridgeway Associates v. State, 32 A.D.2d 851 (3d Dep't 1969) (quoted at A. 29). In Ridgeway Associates, the Appellate Division, reviewing the record for itself, reversed a Court of Claims judgment in the claimants' favor. After finding the State's appraisal unacceptable, the Appellate Division "considered the possibility of adopting [i]n toto the conclusions of the claimants' appraiser but . . . rejected this approach." Id. at 852. Instead, finding that the claimant's appraisal was also flawed—for failure to explain its adjustments sufficiently to permit intelligent review, among other reasons—the Appellate Division ordered a new trial. Id. at 853.

This Court should do the same. Not only did the court below erroneously state that it was "left with no choice but to accept the before and after values and damages found by" Gyrodyne (A. 37)—when it could and should have explained the problems with Gyrodyne's case—it also refused to engage seriously with the State's contentions. After a lengthy ad hominem attack on the State's trial counsel, the court below stated that "[i]t is the Court's opinion that [the State's trial counsel] would have been better served attempting to point out the potential flaws with the claimant's residential highest and best use" (A. 36). But as discussed above in Point I, that is just what the State did. And when it came to valuation, the court below merely echoed Gyrodyne's valuation method, without even acknowledging any of the problems apparent from the evidence and raised in the post-trial briefing (A. 37-38).

Even where the court below acknowledged that the State had raised a valid concern—namely, the amount of time it would take to obtain government approvals—the court overlooked the absence of evidence supporting Gyrodyne's adjustments for this factor. Rather, the court simply pointed to general statements about how developers are aware of (unspecified) potential delays. (A. 36-37.) While the court noted concrete testimony by the State's appraiser that a delay of up to ten years was not unusual, the court failed to consider how that testimony affected Gyrodyne's arbitrary choice of adjustment figures (A. 37).

This was not the only place in its discussion where the Court overlooked significant defects in Gyrodyne's evidence. In discussing highest and best use, for instance, the court recited some general evidence about how Gyrodyne had taken preliminary steps towards obtaining approvals for developments entirely different from the hypothetical development Gyrodyne claimed as its highest and best use in this case (A. 33-34). Consideration of a low-density golf course development, or a ten-acre assisted living facility (see Gyrodyne Br. at 5-6, 48-49), hardly shows a reasonable likelihood that Smithtown, Brookhaven, and Suffolk County would approve development of the entire 308-acre Property at a density of three to six residential units per acre.

And, to take another example, in discussing the testimony of Gyrodyne's planner, the trial court stated that the witness had deduced a trend favoring residential rezoning based upon his identification of eleven properties in Brookhaven and Smithtown (A. 20). But the court failed to acknowledge that the witness had carefully selected examples that suited his view, and presented them without full and accurate context, rather than considering the totality of recent land use decisions by the towns. See pp. 2-4 above; see also Appellant's Br. at 28-37.

It is not enough, contrary to Gyrodyne's contention (at 12-13, 21-22), that the trial court found Gyrodyne's experts were more credible than the State's. This is not a case about a motor vehicle accident, in which disbelief of the witness who said the light was green means acceptance of the competing witness's testimony that the light was red. Again, this is an eminent domain case, in which just compensation must be determined, see pp. 10-11 above, and in which, as the court below acknowledged (A. 31), the claimant has the burden of proving entitlement to additional compensation. See Heyert v. Orange & Rockland Utils., Inc., 17 N.Y.2d 352, 364 (1966) (claimant has burden of proof); Chase Manhattan Bank, N.A. v. State, 103 A.D.2d 211, 221 (2d Dep't 1984) (State has obligation to pay just compensation and present appraisal supporting it, but claimant has burden of proof); see also IIT Realty Corp. v. State, 120 A.D.2d 706, 707 (2d Dep't 1986) (claimant has burden of proving highest and best use). Thus, the fact that Gyrodyne's experts were detailed and consistent with each other (A. 33) is insufficient. That Gyrodyne's appraiser was familiar with and adopted the density estimate of Gyrodyne's planner does not cure the fatal flaws in that estimate (see Appellant's Br. at 28-37). The analysis by the court below is thus inadequate, and this Court should review the record for itself.

B. The Record Does Not Support the Judgment Rendered Below.

This Court's review of the record should lead to vacatur of the judgment below for the reasons identified in the State's appellant's brief. Gyrodyne's brief to this Court repeatedly criticizes the State's arguments, but it fails to identify evidence sufficient to support judicial adoption of Gyrodyne's flawed valuation.

The State explained, first, that Gyrodyne had failed to account in any realistic or meaningful way for the costs of its hypothetical residential subdivision. Specifically, Gyrodyne did not properly account for the time and expense of obtaining government approvals and developing infrastructure. See Appellant's Br. at 14-28. Gyrodyne's response is that its appraiser testified that he adjusted his comparable sales to reflect these expenses, such as by making a 5% adjustment for obtaining zoning approval. Gyrodyne Br. at 30-31. But as noted above in Point I, the testimony by Gyrodyne's appraiser contains no explanation of the 5% figure—no reason why the appraiser chose 5% instead of 10% or 25%. The appraiser's ipse dixit is insufficient. See Diaz v. N.Y. Downtown Hosp., 99 N.Y.2d 542, 544-45 (2002) (expert opinion must be supported by evidentiary foundation); McCree v. Sam Trans Corp., 2011 N.Y. Slip Op. 02125, at *1 (1st Dep't Mar. 24, 2011) (rejecting expert opinion that "lacked a factual basis and was conclusory").

Rather, an appraiser must explain his adjustments and support them with evidence. See Bell v. Vill. of Poland, 281 A.D.2d 878, 879 (4th Dep't 2001) (rejecting appraisal because "appraiser failed to include the necessary facts, figures and calculations to account for [those] adjustments that he did make" (quotation marks omitted; alteration in the original)); Raichle v. State, 57 A.D.2d 1071, 1073 (4th Dep't 1977) (finding that record evidence supported a 25% adjustment, rather than the 40% adjustment made by appraiser).

Gyrodyne faults the State for not presenting evidence that Gyrodyne's arbitrarily chosen numbers are wrong. Gyrodyne Br. at 24-25. But it is Gyrodyne who bears the burden of proof on its claim for $100 million in additional compensation. See Heyert, 17 N.Y.2d at 364; IIT Realty Corp., 120 A.D.2d at 707; Chase Manhattan Bank, 103 A.D.2d at 221. And the insufficiency in Gyrodyne's evidence is clear from the testimony of Gyrodyne's appraiser himself, both his conclusory answers on direct and his refusal to explain on cross. If Gyrodyne's appraiser had testified that he set the percentages for his adjustments by pulling numbers out of a hat, the State would not have been obliged to call another appraiser to testify that Gyrodyne's randomly chosen numbers were incorrect.

Moreover, the State explained as a matter of logic and common sense why the numbers Gyrodyne arbitrarily selected could not be right. Gyrodyne's response fails to confront these explanations. Even though it is undisputed that government approvals may take years to obtain (see, e.g., A. 421, 430, 431, 467, 469), and even though the State offered expert evidence, based upon recent experience in Suffolk County, that seven years was a likely timeframe (A. 619-620), Gyrodyne castigates the State for discussing the time value of money (Gyrodyne Br. at 32-35). But Gyrodyne does not seriously dispute that $1 today is worth more than $1 a year (or several years) from today. Nor does Gyrodyne dispute that, given the time value of money, a developer will pay more for a property with all approvals today than for a similar property that will not have all necessary approvals for several years (if ever). To the contrary, Gyrodyne boasts (at 35) of having made a 5% to 10% adjustment for the time and expense of obtaining approvals. The problem remains, however, that Gyrodyne's witness never explained the basis for those numbers. See Bell, 281 A.D.2d at 879; Raichle, 57 A.D.2d at 1073. The State, on the other hand, has employed a principled basis, grounded in undisputed economic theory, for demonstrating the inadequacy of Gyrodyne's adjustments.

Gyrodyne's objections to the particulars of the State's economic analysis (Gyrodyne Br. at 32-33) are meritless as well. The Court may take judicial notice of facts such as the interest rates prevailing on a given date. See, e.g., Caruso v. Russell P. LeFrois Builders, Inc., 217 A.D.2d 256, 260 (4th Dep't 1995) (Wesley, J.) ("the court properly took judicial notice of published financial data in determining the discount rate"). And the State used the seven-year interest rate because that most closely matched the expected length of the approval process. Cf. Abellard v. N.Y. City Health & Hosps. Corp., 264 A.D.2d 460, 461 (2d Dep't 1999) (using twenty-year rate where verdict called awarded damages "for future custodial care for a period of 20 years"). In any event, using the ten-year or twenty-year interest rates would not change the analysis. On November 2, 2005, the ten-year and twenty-year interest rates were 4.61% and 4.88%, respectively. See Federal Reserve, Interest rate data, http://www.federalreserve.gov/releases/h15/data/Business_day/H15_TCMNOM_Y10.txt; http://www.federalreserve.gov/releases/h15/data/Business_day/H15_TCMNOM_Y20.txt. Employing those rates in the present value formula (see Appellant's Br. at 21 n.2) would still require a discount of more than 20% just for time, leaving Gyrodyne's unexplained 5% to 10% adjustments for both time and expenses of approvals grossly inadequate.

Gyrodyne fares little better in attempting to defend its adjustments for infrastructure development. Gyrodyne claims (at 27-30) that development costs are built into sales of property in Suffolk County. But, as discussed in the State's brief (at 22-30), and not seriously disputed by Gyrodyne, the Property here differs from Gyrodyne's (purportedly) comparable sales. The Property is much larger than, and lacks infrastructure found in, the comparables. Thus, Gyrodyne had to make adjustments. See City of Buffalo v. Migliore, 34 A.D.2d 334, 336 (1970) (expert testimony "patently deficient" where comparables were not adjusted).  And although Gyrodyne's appraiser testified that he made adjustments of various types, the size of most of those adjustments was not explained. For example, the appraiser adjusted his comparables because sewer construction is time-consuming and expensive, but he offered no explanation of how time-consuming or expensive such construction might be. There was only the conclusion that adjustments from -15% to +5% were made. (A. 417-420, 422, 423, 425-426, 427-428, 1255). Cf. Valley Stream Lawns, Inc. v. State, 9 A.D.2d 149, 151 (3d Dep't 1959) (claimant's engineer testified to specific dollar figure for roads, drainage, and other infrastructure improvements necessary for claimant's proposed subdivision). Nor was there any explanation of why the appraiser lumped together seemingly disparate types of adjustment, such as sewer construction and legal restrictions on who could live in a development (see A. 420 (5% "utility" adjustment made because of senior-citizen-only restriction on comparable)).

And Gyrodyne does not meaningfully engage with the State's critique of Gyrodyne's density estimate. Gyrodyne argues (at 36-40) that its density estimate was based on admissible evidence. But the State disputes the substance of the evidence, not its admissibility. Likewise, the State does not challenge Gulizio's qualifications as an expert, but rather asserts that his conclusions are unsupported even by his hand-picked evidence, and therefore are entitled to no weight. Appellant's Br. at 28-37; Mem. of Fact & Law at 19-20, 34-41. See also Diaz, 99 N.Y.2d 544-45; McCree, 2011 N.Y. Slip Op. 02125, at *1; J.W. Mays Inc. v. State, 300 A.D.2d 545, 547 (2d Dep't 2002); Maloney v. State, 48 A.D.2d 755, 756 (3d Dep't 1975). Gyrodyne discusses evidence supporting the general notion that the towns would have been inclined to rezone the Property to permit some sort of residential use. Gyrodyne Br. at 38-40. That does not, of course, substantiate Gulizio's specific claim that there was a 70% or better chance that Gyrodyne would obtain all approvals necessary to develop every last acre of the Property to a density of three to six residential units per acre. On these particulars, Gyrodyne has nothing to say but that the Court of Claims accepted its flawed premise. See Gyrodyne Br. at 40-43.

It is for this reason that Gyrodyne's discussion of highest and best use utterly fails. If a claimant's highest and best use was not legally permissible at the time of the taking, the claimant must prove that there was a reasonable likelihood of obtaining government approval to engage in that particular use. See, e.g., In re Town of Islip, 49 N.Y.2d 354, 360-61 (1980); In re Shorefront High Sch., City of N.Y., Borough of Brooklyn, 25 N.Y.2d 146, 149 (1969). Because, as the State has demonstrated, Gyrodyne's hypothetical development of three to six units per acre on every last acre of the Property had no likelihood of approval, but rather was invented by exaggerating carefully selected examples, it cannot be the highest and best use.

Gyrodyne attempts to avoid this problem by claiming that there was undisputedly a reasonable likelihood that the Property would be rezoned to some residential use (Gyrodyne Br. at 46-48). But Gyrodyne is forced to acknowledge (at 47) that there is a dispute as to the density of residential development that likely would be permitted. While Gyrodyne's witnesses maintained that Gyrodyne would be permitted to construct somewhere between three and six units per acre (A. 124, 126, 172, 191, 207, 416, 431-433, 493-494, 920, 1240), the State's witnesses testified that Gyrodyne might ultimately obtain permission to build between one-half and two units per acre (A. 678-679, 836-837). Such substantial differences in density-154 to 616 homes versus 1232 to 1540 homes—would almost certainly result in substantial differences in financial return.

There is no dispute that financial return is a key element of the highest-and-best-use inquiry (see A. 442-443, 463-464, 1236). Yet the record contains no appraisal of the Property as developed residentially with the lower density levels. It contains only a few generalized statements of interest in such a development (e.g., A. 578-581), which are plainly insufficient for valuation purposes. Without concrete evidence of value, it is impossible to determine whether low-density residential development would actually be a higher and better use than development of a research and development park under the existing industrial zoning. -See Chester Indus. Park Assocs. v. State, 65 A.D.3d 513, 515 (2d Dep't 2009) (new trial ordered where record was insufficient to determine value at highest and best use).

Thus, Gyrodyne's rhetoric does not plug the holes in its case. The Court of Claims' "determination being based, to a great extent, upon its adoption of claimants' findings of fact, which were, in turn, premised on their appraiser's demonstrably unfounded conclusions, the judgment cannot stand." In re Iroquois Gas Transmission Sys. L.P., 227 A.D.2d 713, 714 (3d Dep't 1996). Reviewing the record for itself, this Court should conclude that Gyrodyne failed to offer evidence sufficient to carry its burden of proving a right to $100 million in additional compensation from the State and its taxpayers.

CONCLUSION

For the reasons set forth herein, and in Appellant's Brief, the Court should vacate the Court of Claims' August 17, 2010 judgment, December 14, 2010 decision and order, and February 9, 2011 additional judgment, and remand the matter for a new trial.

Dated:	New York, NY April 22, 2011

Respectfully submitted, ERIC T. SCHNEIDERMAN Attorney General of the State of New York Attorney for appellant

Robert C. Weisz Assistant Solicitor General 120 Broadway New York, NY 10271 Telephone (212) 416-6325
BENJAMIN N. GUTMAN
Deputy Solicitor General
ROBERT C. WEISZ
  Assistant Solicitor General
of Counsel

Reproduced on Recycled Paper

CERTIFICATE OF COMPLIANCE
PURSUANT TO 22 NYCRR § 670.10.3(f)

The foregoing brief was prepared on a computer. A proportionally spaced typeface was used, as follows:

Name of typeface: Century Schoolbook
Point size: 14
Line spacing: Double

The total number of words in the brief, inclusive of point headings and footnotes and exclusive of pages containing the table of contents, table of citations, proof of service, certificate of compliance, or any authorized addendum containing statutes, rules, regulations, etc., is 4,509.